EXHIBIT 5.1

[OSBORN MALEDON, P.A. LETTERHEAD]

August 3, 2005

Poore Brothers, Inc.
3500 South La Cometa Drive
Goodyear, Arizona 85338

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), that you are filing with the Securities and Exchange Commission with respect to 410,518 shares of Common Stock, par value $.01 per share (the “Shares”), which may be issued pursuant to the Poore Brothers, Inc. 2005 Equity Incentive Plan (the “Plan”).

Based upon the foregoing, we are of the opinion that the Shares, when duly issued and sold in accordance with the Plan, the Registration Statement and the relevant individual award instruments, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

OSBORN MALEDON, P.A.

By:	/s/ Christopher S. Stachowiak
Christopher S. Stachowiak
Authorized Representative